Exhibit 99.1

Noble Corporation plc Devonshire House 1 Mayfair Place London W1J 8AJ England

PRESS RELEASE

NOBLE CORPORATION PLC BOARD AUTHORIZES SHARE REPURCHASE VOTE

LONDON, October 28, 2014—Noble Corporation plc (NYSE:NE) announced today that the Company’s Board of Directors has authorized the Company to seek approval from its shareholders to increase the Company’s authority to repurchase its outstanding shares. The approval is expected to be sought at a Special Meeting of Shareholders, which is scheduled for December 22, 2014. The Company intends to file a preliminary proxy statement with the United States Securities and Exchange Commission with a proposal to authorize the potential repurchase of up to an aggregate of 37,000,000 shares, or approximately 15 percent of the Company’s ordinary shares outstanding. Purchases by the Company could be made through financial intermediaries pursuant to open market purchases or privately negotiated transactions. This authorization would be in addition to the Company’s existing share repurchase authorization under which approximately 4.8 million shares remained available for purchase as of September 30, 2014.

David W. Williams, Chairman, President and Chief Executive Officer of Noble Corporation plc, said, “This authorization represents a decisive step toward implementing the capital allocation strategy envisioned by the Company following our successful newbuild initiative. We believe in the long term fundamentals of our business and that this repurchase authorization illustrates our commitment to creating shareholder value through effective cash deployment.”

If approved, any repurchases would be funded using cash on hand, cash from operations or existing debt capacity and the authority to make such repurchases would expire 16 months after approval, which would allow the Company to seek shareholder approval of any further repurchases at the Company’s 2016 annual general meeting of shareholders. The Company would have the right to begin, suspend or discontinue repurchases at any time during the 16-month authorization period. The Company can give no assurances regarding the number of shares that will ultimately be repurchased

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or the timing of such repurchases. Any repurchased shares would be cancelled. As of September 30, 2014, Noble Corporation had approximately 252,257,738 shares issued and outstanding.

Additional Information and Where to Find It:

The Company’s preliminary proxy statement related to the Special Meeting will outline the proposal to increase the Company’s authority to repurchase shares in further detail. Shareholders are advised to read the proxy statement when it becomes available because it will contain important information. Shareholders may obtain a free copy of the proxy statement (when available) and other documents filed by the Company with the SEC at the SEC’s website at http://www.sec.gov. Shareholders may also obtain a free copy of these documents, when available, by directing a request by telephone at 1(800)322-2885 or in writing to MacKenzie Partners, Inc. 105 Madison Avenue, New York, New York 10016.

Participants in the Solicitation:

Noble Corporation and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from the Company’s shareholders with respect to the proposal to increase the Company’s authority to repurchase shares. Information regarding these potential participants is set forth in the Company’s proxy statement for its 2014 annual general meeting of shareholders filed with the SEC on May 9, 2014. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the Special Meeting.

About Noble Corporation

Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile and technically advanced fleets in the offshore drilling industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 35 offshore drilling units, consisting of 20 semisubmersibles and drillships and 15 jackups, focused largely on ultra-deepwater and high-specification jack-up drilling opportunities in both established and emerging regions worldwide. Noble is a public limited company registered in England and Wales with company number 08354954 and registered office at Devonshire House,

1 Mayfair Place, London, W1J 8AJ England. Additional information on Noble is available at www.noblecorp.com.

Forward-Looking Disclosure Statement

This release contains forward-looking statements. Statements regarding the proposal to increase the share repurchase authorization, including the commencement, duration and discontinuance of repurchase authority, the number of shares to be repurchased, the timing of the special meeting, and the Company’s capital structure strategy, business fundamentals, cash deployment and share repurchase financing, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to actions by governmental and regulatory authorities, employee relations, market and business conditions, the Company’s financial results and performance, changes in law, availability and terms of any financing, satisfaction of regulatory conditions, actions by customers and other third parties, factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting the duration of contracts, the actual amount of downtime, factors that reduce applicable dayrates, violations of anti-corruption laws, weather conditions, the future price of oil and gas and other factors detailed in Noble’s most recent Form 10-K, Form 10-Q and other filings with the U.S. Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

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10/28/2014

For additional information, contact:

For Investors:	Jeffrey L. Chastain,
Vice President – Investor Relations and Corporate Communications,
Noble Drilling Services Inc., 281-276-6383

For Media:	John S. Breed,
Director of Investor Relations and Corporate Communications,
Noble Drilling Services Inc., 281-276-6729